Exhibit 5.1

Matthew J. Aplington

Senior Vice President and Chief Legal Officer

November 24, 2025

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3

Registration No. 333-287024

Ladies and Gentlemen:

I am Senior Vice President and Chief Legal Officer of Spire Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (Registration No.: 333-287024) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale of (a) $450,000,000 aggregate principal amount of the Company’s 6.250% Series A Junior Subordinated Notes due 2056 and (b) $450,000,000 aggregate principal amount of the Company’s 6.450% Series B Junior Subordinated Notes due 2056 (collectively, the “Notes”) pursuant to the terms of an underwriting agreement dated November 18, 2025 (the “Underwriting Agreement”) between Spire and the several underwriters named in Exhibit A thereto for whom BMO Capital Markets Corp., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC acted as representatives. The Notes were issued pursuant to the Junior Subordinated Indenture, as amended or supplemented by the First Supplemental Indenture thereto (such Junior Subordinated Indenture, as so amended or supplement, the “Indenture”, each dated as of the date hereof between the Company and Regions Bank, as trustee (the “Trustee”).

I have reviewed the Registration Statement, the Indenture, the form of global notes representing the Notes and the Underwriting Agreement. In addition, I have examined originals or certified copies of the resolutions adopted by the Board of Directors of the Company authorizing the issuance and sale of the Notes and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies.

As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. The Company is a validly existing as a corporation in good standing under the laws of the State of Missouri.

2. The Company has the corporate power and authority to issue the Notes, and the Notes have been duly authorized, executed and delivered by the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated May 7, 2025 and the Prospectus Supplement relating to the offering of the Notes, dated November 18, 2025, forming a part of the Registration Statement and under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Matthew J. Aplington
Matthew J. Aplington

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